Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President, Finance
and Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS 2007 FISCAL YEAR END RESULTS

PARK CITY, Utah, Nov 29/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2007 fourth quarter and year ended September 30, 2007.

Net sales for the fiscal 2007 fourth quarter were $39.9 million compared to $35.7 million for the same quarter of fiscal 2006.  For the fourth quarter, net income was $2.6 million, or $0.23 diluted earnings per share, compared to net income of $3.1 million, or $0.27 diluted earnings per share, for the same quarter of fiscal 2006.  Net income for the fourth quarter of fiscal 2007 included a non-cash intangible asset impairment charge of $0.3 million (net of tax), or $0.02 per diluted share, related to the re-branding of certain health food stores.

Net sales for the fiscal year ended September 30, 2007 were $156.5 million compared to $150.4 million for fiscal 2006.  For fiscal 2007, net income was $13.0 million (including the $0.3 million intangible asset impairment charge), or $1.15 diluted earnings per share (including the intangible asset impairment charge of $0.02 per share), compared to net income of $14.9 million, or $1.30 diluted earnings per share, for fiscal 2006.  Net income for the fiscal year ended September 30, 2006 included a gain of $0.7 million (net of tax), or $0.06 diluted earnings per share, related to the sale of a building.

Operating cash flow was approximately $23.8 million in fiscal 2007 compared to $16.1 million in fiscal 2006.  This fiscal 2007 operating cash flow, combined with net borrowings of $17.5 million, was used to invest approximately $10.5 million in property and equipment and approximately $30.7 million in acquisitions of natural product businesses.

Bill Gay, chairman and chief executive officer, commented, “Fiscal 2007 was the strongest revenue year in company history, reflecting positive contributions of the six acquisitions during the fiscal year.  Our gross profit margins and operating cash flows expanded while selling, general and administrative expenses increased as a result of the recent acquisitions.  During fiscal 2008, our focus will be on leveraging our growth to enhance profitability and shareholder value while continuing to identify and execute expansion opportunities.  We will strive to manage controllable expenses and gain consolidation synergies from the fiscal 2007 acquired businesses. We remain committed to our business model and to growing profitability and EBITDA despite the current economic and competitive environment.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.

Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, VegLife®, KAL®, Nature’s Life®, Sunny Green®, Action Labs®, Natural Balance®, NaturalMax®, bioAllers®, Herbs for KidsTM, Natra-Bio®, NaturalCare®, Zand®, Life-flo®, Larénim®, Living Flower Essences®, Pioneer®, Thompson®, Natural Sport®, Supplement Training Systems®, Premier One®, Montana Big Sky™, ActiPet®, FunFresh Foods™, CompliMed®, AllVia™, Healthway®, Body Gold®, Sayge Biosciences™, Monarch Nutritional Laboratories™ and Great Basin Botanicals™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™, Granola’s™ and Pilgrim’s Natureway™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,900 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2007 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	September 30,	September 30,
	2007	2006
Assets
Current assets, net	$51,534	$44,437
Property, plant and equipment, net	39,506	32,669
Goodwill	38,978	18,366
Other non-current assets, net	16,384	12,488
	$146,402	$107,960

Liabilities and Stockholders’ Equity
Current liabilities	$20,275	$14,494
Long-term liabilities	20,208	2,684
Stockholders’ equity	105,919	90,782
	$146,402	$107,960

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	2007	2006	2007	2006
Net sales	$39,902	$35,691	$156,548	$150,405
Cost of sales	18,429	16,945	71,622	71,191
Gross profit	21,473	18,746	84,926	79,214
Operating expenses
Selling, general and administrative	16,217	13,582	61,905	55,389
Amortization of intangible assets	161	9	391	289
Impairment of intangible asset	450	—	450	—
Income from operations	4,645	5,155	22,180	23,536
Interest and other (income)/expense, net	443	136	1,257	(757)
Income before provision for income taxes	4,202	5,019	20,923	24,293
Provision for income taxes	1,597	1,933	7,951	9,353

Net income	$2,605	$3,086	$12,972	$14,940

Net income per common share
Basic	$0.23	$0.28	$1.17	$1.32
Diluted	0.23	0.27	1.15	1.30

Weighted average common shares outstanding
Basic	11,136,702	11,179,554	11,054,828	11,332,466
Diluted	11,307,910	11,363,751	11,253,283	11,517,492

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended September 30,		Twelve months ended September 30,
	2007	2006	2007	2006
Net income	$2,605	$3,086	$12,972	$14,940
Provision for income taxes	1,597	1,933	7,951	9,353
Interest and other (income)/expense, net (1)(2)	443	136	1,257	(757)
Depreciation and amortization	1,292	1,051	4,793	4,527
Impairment of intangible asset (3)	450	—	450	—

Adjusted EBITDA	$6,387	$6,206	$27,423	$28,063

(1)				Includes amortization of deferred financing fees and losses associated with fixed asset disposals.

(2)				Includes other income of $1,105 for the twelve months ended September 30, 2006 related to a gain on the sale of a building.

(3)				A non-cash intangible asset impairment charge of $450 related to the re-branding of certain health food stores was recorded for the three months and twelve months ended September 30, 2007.